Exhibit 3.1

COLE CREDIT PROPERTY TRUST III, INC.

ARTICLES OF AMENDMENT

Cole Credit Property Trust III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting there from in its entirety the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

The Corporation has authority to issue 1,000,000,000 Shares, consisting of 990,000,000 shares of Common Stock, $0.01 par value per share (“Common Shares”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Shares”).  The aggregate par value of all authorized shares of stock having par value is $10,000,000.

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 500,000,000 shares of stock, consisting of 490,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value was $5,000,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 1,000,000,000 shares of stock, consisting of 990,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $10,000,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(12) of the MGCL without any action by the stockholders of the Corporation.

SIXTH:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 7th day of April, 2010.

ATTEST:                                                                COLE CREDIT PROPERTY TRUST III, INC.

/s/ D. Kirk McAllaster                                                               By:  /s/ Christophe H. Cole     (SEAL)
Name:  D. Kirk McAllaster                                                        Name:  Christopher H. Cole
Title:  Secretary                                                                          Title:  President